Exhibit 11

                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                             --------------------
                                             Three Months Ended
                                                 October 31
                                             --------------------
                                                 1999       1998
                                             --------------------
Net income available to Stockholders
     (numerator)                               $1,727     $2,028
                                               ======     ======

Shares Calculation (denominator):

Average shares outstanding - basic              5,721      5,881

Effect of Dilutive Securities:

Potential Common Stock
      relating to stock options                   175         48
                                               ------     ------
Average shares outstanding- assuming
      dilution                                  5,896      5,929
                                               ======     ======
Earnings per share-basic                       $ 0.30     $ 0.34
                                               ======     ======
Earnings per share-assuming dilution           $ 0.29     $ 0.34
                                               ======     ======